Exhibit 99.1

Apple More than Doubles Capital Return Program

Total of $100 Billion to be Returned to Shareholders by End of 2015

CUPERTINO, California—April 23, 2013—Apple® today announced that its Board of Directors has authorized a significant increase to the Company’s program to return capital to shareholders. The Company expects to utilize a total of $100 billion of cash under the expanded program by the end of calendar 2015. This represents a $55 billion increase to the program announced last year and translates to an average rate of $30 billion per year from the time of the first dividend payment in August 2012 through December 2015.

As part of this program, the Board has increased its share repurchase authorization to $60 billion from the $10 billion level announced last year. This is the largest single share repurchase authorization in history and is expected to be executed by the end of calendar 2015. Apple also expects to utilize about $1 billion annually to net-share-settle vesting restricted stock units.

Additionally, the Board has approved a 15% increase in the Company’s quarterly dividend and today has declared a dividend of $3.05 per common share, payable on May 16, 2013 to shareholders of record as of the close of business on May 13, 2013. Apple is among the largest dividend payers in the world, with annual payments of about $11 billion.

In conjunction with the expanded return of capital program, the Company plans to borrow and expects to announce more details about this in the near future.

The management team and Board of Directors will continue to review each element of the capital return program on an annual basis.

“We are very fortunate to be in a position to more than double the size of the capital return program we announced last year,” said Tim Cook, Apple’s CEO. “We believe so strongly that repurchasing our shares represents an attractive use of our capital that we have dedicated the vast majority of the increase in our capital return program to share repurchases.”

“We will continue to return capital to shareholders through dividends, share repurchases, and cash used to net-share-settle vesting RSUs,” said Peter Oppenheimer, Apple’s CFO. “We continue to generate cash in excess of our needs to operate the business, invest in our future, and maintain flexibility to take advantage of strategic opportunities.”

This press release contains forward-looking statements including without limitation those regarding future business outlook and plans for dividends, share repurchases, and borrowing. These statements involve risks and uncertainties, and actual results may differ. Risks and uncertainties include without limitation the effect of competitive and economic factors, and the Company’s reaction to those factors, on consumer and business buying decisions with respect to the Company’s products; continued competitive pressures in the marketplace; the ability of the Company to deliver to the marketplace and stimulate customer demand for new programs, products, and technological innovations on a timely basis; the effect that product introductions and transitions, changes in product pricing or mix, and/or increases in component costs could have on the Company’s gross margin; the inventory risk associated with the Company’s need to order or commit to order product components in advance of customer orders; the continued availability on acceptable terms, or at all, of certain components and services essential to the Company’s business currently obtained by the Company from sole or limited sources; the effect that the Company’s dependency on manufacturing and logistics services provided by third parties may have on the quality, quantity or cost of products manufactured or services rendered; risks associated with the Company’s international operations; the Company’s reliance on third-party intellectual property and digital content; the potential impact of a finding that the Company has infringed on the intellectual property rights of others; the Company’s dependency on the performance of distributors, carriers and other resellers of the Company’s products; the effect that product and service quality problems could have on the Company’s sales and operating profits; the continued service and availability of key executives and employees; war, terrorism, public health issues, natural disasters, and other circumstances that could disrupt supply, delivery, or demand of products; and unfavorable results of other legal proceedings. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 29, 2012, its Form 10-Q for the quarter ended December 29, 2012, and its Form 10-Q for the quarter ended March 30, 2013 to be filed with the SEC. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

Apple designs Macs, the best personal computers in the world, along with OS X, iLife, iWork and professional software. Apple leads the digital music revolution with its iPods and iTunes online store. Apple has reinvented the mobile phone with its revolutionary iPhone and App Store, and is defining the future of mobile media and computing devices with iPad.

Press Contact:

Steve Dowling

Apple

dowling@apple.com

(408) 974-1896

Investor Relations Contacts:

Nancy Paxton

Apple

paxton1@apple.com

(408) 974-5420

Joan Hoover

Apple

hoover1@apple.com

(408) 974-4570

NOTE TO EDITORS: For additional information visit Apple’s PR website (www.apple.com/pr), or call Apple’s Media Helpline at (408) 974-2042.

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